Exhibit 99.1

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(914) 204-6412
kathryn@theyatesnetwork.com
FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Announces Pricing of Public Offering
Lexington, MA (January 28, 2020) – Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today announced the pricing of an underwritten public offering of 4,752,420 shares of its common stock at a public offering price of $9.92 per share. In addition, and in lieu of common stock, Concert is offering to a certain existing investor pre-funded warrants to purchase up to an aggregate of 1,800,000 shares of common stock at a purchase price of $9.919 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. The gross proceeds to Concert before deducting underwriting discounts and commissions and estimated offering expenses payable by Concert, are expected to be approximately $65.0 million. Concert has granted the underwriters a 30-day option to purchase up to an additional 982,863 shares of common stock at the offering price, less the underwriting discounts and commissions.
All securities in the offering are being sold by Concert. The offering is expected to close on or about January 30, 2020, subject to the satisfaction of customary closing conditions.
Concert intends to use the net proceeds from the offering, together with its current cash and cash equivalents, to advance the clinical program for CTP-543 into Phase 3 development for alopecia areata, fund the clinical development of CTP-692 through Phase 2 for schizophrenia, and support its pipeline development, working capital needs and other general corporate purposes.
Jefferies is acting as sole book-running manager for the offering. Mizuho Securities and JMP Securities are acting as lead managers, and H.C. Wainwright & Co. is acting as co-manager for the offering.
The offering is being made only by means of a written prospectus supplement and prospectus forming part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) and declared effective on March 7, 2018. A preliminary prospectus supplement relating to the offering was filed with the SEC. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained, when available, by contacting

Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel medicines designed to treat serious diseases and address unmet patient needs. The Company’s approach starts with previously studied compounds, including approved drugs, in which deuterium substitution has the potential to enhance clinical safety, tolerability or efficacy. Concert’s pipeline of innovative medicines targets autoimmune diseases and central nervous systems (CNS) disorders.
Cautionary Note on Forward Looking Statements
Any statements in this press release about the anticipated final terms, timing and completion of the proposed offering and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether or not Concert will be able to raise capital through the sale of common stock, the financial terms of the proposed offering, Concert’s ability to satisfy customary closing conditions related to the proposed offering, market and other conditions, and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the SEC, in the preliminary prospectus supplement related to the offering filed with the SEC on January 28, 2020 and in other filings that we make with the SEC. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.